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                                                                    Exhibit E(3)

                              EMPLOYMENT AGREEMENT

     AGREEMENT, made on this _____ day of November, 2000 by and between American Freightways Inc., an Arkansas corporation (the "Company"), and a wholly-owned subsidiary of American Freightways Corporation ("AFC") and __________ ("Executive").

                                    RECITALS

     WHEREAS, AFC, FDX, Inc. ("Merger Subsidiary") and FedEx Corporation ("Parent") have entered into an Agreement and Plan of Merger dated as of November 12, 2000 (the "Merger Agreement") which, subject to satisfaction of certain conditions, provides for the merger (the "Merger") of AFC with and into Merger Subsidiary, with Merger Subsidiary surviving as a wholly-owned subsidiary of Parent;

     WHEREAS, in order to induce Executive to serve as an executive officer of the Company after the consummation of the Merger, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement;

     WHEREAS, Executive is willing to accept such employment and perform services for the Company on the terms and conditions hereinafter set forth;

     NOW THEREFORE, it is hereby agreed by and between the parties as follows:

     1.  Employment.  (a)  Executive shall serve as an officer of the Company or
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its affiliates or related entities.  In such capacity, Executive will be responsible for areas materially consistent with those over which Executive had responsibility as an officer of the Company prior to the execution of this Agreement.

     (b) During the Term, as defined below, and except for illness or incapacity, Executive shall devote all/1/, of his business time, attention, skill and efforts to the business and affairs of the Company and its affiliates; provided, however, that nothing in this Agreement shall preclude Executive from devoting time during reasonable periods and in accordance with the Company's policies required for: (i) serving as a director or member of a committee of any company or organization involving no conflict of interest with the Company or any of its affiliates; (ii) delivering lectures and fulfilling speaking engagements; (iii) engaging in charitable and community activities; (iv) investing his personal assets; and (v) other activities that do not otherwise conflict with the provisions of this Agreement.

     (c) Executive's principal place of employment shall be at the same location as existed immediately prior to the execution of this Agreement, or such other location as shall be mutually agreeable to Executive and Company.

     2.  Term of Employment. Executive's term of employment under this Agreement
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shall commence on the effective date of the Merger (the "Commencement Date") and shall terminate on the earlier of (i) [__________]years from the effective date of the Merger (the

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/1/ This provision will be modified to require devotion of 1/2 time for one
Executive of the Company as noted on Schedule 5.16 to the Merger Agreement.
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"Expiration Date") or (ii) termination of Executive's employment pursuant to this Agreement (alternatively, the "Term").

     3.  Compensation.
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     3.1  Salary.  Effective January 1, 2001 and during the Term, the Company
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shall pay Executive a base salary at the rate of $__________ per annum, subject to increase (but not decrease) from time to time by the Board of Directors of the Company. The base salary, as increased from time to time, shall be referred to as the "Base Salary" herein. The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company, but no less frequently than monthly.

     3.2  Long Term Incentive Compensation Plans and Programs.  Executive shall
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be eligible to participate in equity-based awards (including, but not limited to, stock options, restricted stock and incentive stock units) which may be offered by the Parent in which other similar level executives of the subsidiaries of Parent participate on terms comparable to those applicable to such other executives. In addition, the provisions of Section 3.05 of the Merger Agreement, as they relate to (i) stock options granted to Executive under the Company's stock option plans and (ii) the termination of AFC's 1999 Employee Stock Purchase Plan, are hereby incorporated by reference.

     4.  Employee Benefits.
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     4.1  Employee Benefit Programs, Plans and Practices.  The Company shall
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provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions with the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, on a basis no less favorable to the Executive on the whole than the programs, plans and practices in existence immediately prior to the execution of this Agreement.

     4.2  Vacation and Fringe Benefits.  Executive shall be entitled to paid
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business vacation days under Company policies as determined from time to time by the Board of Directors of the Company, but in no event less than the number of paid business vacation days in which the Executive is entitled under the Company's policies in existence on the date of this Agreement. In addition, Executive shall be entitled to the perquisites and other fringe benefits made available to similar level executives of the Company.

     5.  Expenses.  Executive is authorized to incur reasonable expenses in
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carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities consistent with the travel and entertainment policy of the Company as in effect from time to time. The Company shall reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved accounts of such expenditures.

     6.  Termination of Employment.
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     6.1  Compensation Upon Termination of Employment.  (a) If, prior to the
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Expiration Date, Executive's employment shall be terminated by the Company or the Parent for any reason

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other than (i) Executive's Disability or (ii) for Cause, or if during the term hereof, Executive terminates his employment for Good Reason, the Company shall pay or cause to be paid to Executive a cash amount equal to the greater of (x) the aggregate unpaid Base Salary for all periods from the date of termination to the Expiration Date or (y) one and one-half (1.5) times the Executive's Base Salary as in effect on the date of termination (without regard to any decrease in Base Salary which could constitute Good Reason under this Agreement). In addition, Executive shall be entitled to (i) the unpaid portion of his Base Salary accrued to the date of termination, and any accrued vacation as of the date of termination; (ii) continued medical, dental and life insurance coverage for Executive and Executive's eligible dependents on the same basis as in effect immediately prior to Executive's termination of employment (without regard to any decreases in such benefits which would constitute "Good Reason" under this Agreement) until the earlier of (A) the Expiration Date, and (B) the commencement of coverage with a subsequent employer; and (iii) full acceleration of vesting and exercisability of any equity-based awards (including, but not limited to, stock options, restricted stock and incentive stock units) granted to Executive prior to Executive's termination of employment. Any cash payments required hereunder shall be made within 10 business days following the termination of Executive's employment.

     (b) In the event of the termination of Executive's employment prior to the Expiration Date due to Executive's death or Disability, or if Executive's employment is terminated by the Company or by Parent for Cause or if Executive resigns from his employment without Good Reason, the Company shall pay to Executive (or Executive's beneficiaries, if applicable) a lump sum cash amount equal to any unpaid Base Salary provided for in Section 3.1 accrued through the date of such termination and any accrued vacation as of the date of termination, in each case within 10 business days following the termination of Executive's employment.

     (c) In the event of any termination of employment hereunder, Executive shall also receive, when due, any other compensation or benefit payable to him under any plan, program or arrangement maintained by the Company or Parent, other than a severance plan or arrangement.

     6.2  Definitions.  For purposes of this Agreement, the following
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definitions shall apply:

     (a) Disability.  "Disability" shall mean Executive's absence from the full-
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time performance of Executive's duties for a period of 180 consecutive days as a result of Executive's incapacity due to physical or mental illness.

     (b)  Cause.  "Cause" shall mean:
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          (1) a material breach by Executive of his duties and responsibilities under this Agreement that results in material harm to the Company or the Parent, which breach is (A) either the product of willful malfeasance or gross neglect, and (B) committed in bad faith or without reasonable belief that such breach is in, or not contrary to, the best interests of the Company; or

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          (2) Executive's plea of guilty or nolo contendere to, or nonappealable conviction of, a felony, which conviction or plea causes material damage to the reputation or financial position of the Company (or the Parent).

     (c) Good Reason.  For purposes of this Agreement, "Good Reason" shall mean
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the occurrence of any of the following without Executive's express written consent:

          (1) The assignment to Executive of any duties materially inconsistent with the Executive's position, duties and responsibilities with the Company and its subsidiaries, as set forth herein, a change in Executive's title or offices, as set forth herein or any removal of Executive from or failure to elect or re-elect Executive to any position with the Company set forth herein, except in connection with Executive's promotion or a termination of employment for Cause;

          (2) A reduction in Executive's Base Salary;

          (3) Any relocation of Executive's principal place of business to a location that is more than fifty (50) miles from the location set forth herein; and

          (4) Any material breach by the Company or the Parent of any provisions of this Agreement.;

     provided, however, that an event specified in (1), (2), (3) or (4) shall not constitute "Good Reason" if it is remedied within 30 days after receipt of written notice from Executive specifying such event.

     6.3  Notice of Termination.  Any purported termination of Executive's
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employment with the Company or the Parent shall be communicated by Notice of
Termination to Executive, if such termination is by the Company for Cause, or to the Company, if such termination is by Executive for Good Reason. For purposes of this Agreement, "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated.

     6.4  Gross Up.  (a) Subject to the provisions of Section 6.4(d), in the
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event it shall be determined that any payment, benefit or distribution, or any acceleration of vesting (or combination thereof) by the Company, the Parent or one or more trusts established by the Company or the Parent for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or under the terms of any other plan, program agreement or arrangement) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment,

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Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of Section 6.4(c), all determinations required to be made under this Section 6.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, may be made at the election of Executive by a nationally recognized certified public accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Parent and Executive within fifteen (15) business days after the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Parent. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to Executive within five (5) days after the receipt of the Accounting Firm's determination.

     (c) As soon as practicable, Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. If the Company notifies Executive in writing that it desires to contest such claim, Executive shall cooperate in all reasonable ways with the Company in such contest and the Company shall be entitled to participate in all proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.4, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest- free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of and obligations with respect to the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) Notwithstanding the foregoing provisions of this Section 6.4, if the aggregate value of the Payments described in Section 6.4(a) are more than 100% but less than 110% of the Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) multiplied by three (the "Golden Parachute Threshold"), then the Executive shall not be entitled to any Gross-Up

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Payment hereunder and, instead, the Payments shall be reduced to an amount equal to $1.00 less than the Golden Parachute Threshold.

     7.  Obligations Absolute.  Except as set forth in this Agreement, the
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obligations of the Company and the Parent to make the payments to, or other arrangements with respect to, Executive provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or any third party at any time.

     8.  No Mitigation.  Executive shall not be required to mitigate damages or
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the amount of any payment provided for under this Agreement by seeking other employment or otherwise. No amounts paid to or earned by Executive following his termination of employment with the Company or the Parent shall reduce or be set off against any amounts payable to Executive under this Agreement.

     9.  Dispute Resolution.  Any dispute or controversy arising under or in
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connection with this Agreement shall be resolved exclusively by arbitration in
Little Rock, Arkansas or, at the option of Executive, in the county where Executive then resides in accordance with the Rules of the American Arbitration Association then in effect, except that if Executive institutes an action relating to this Agreement, Executive may, at Executive's option bring such action in a court of competent jurisdiction. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

     10.  Legal Fees.  The Company shall pay all costs and expenses, including
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attorney's fees and disbursements, at least monthly, of Executive in connection with any legal proceeding (including arbitration) instituted by the Company relating to the interpretation or enforcement of any provision of this Agreement. The Executive shall pay all costs and expenses, including attorney's fees and disbursements of Executive in connection with any legal proceeding (including arbitration) instituted by Executive relating to the interpretation or enforcement of any provision of this Agreement; provided, however, that if Executive prevails on the central issue in dispute, the Company shall pay all costs and expenses of Executive.

     11.  Notices.  All notices or communications hereunder shall be in writing,
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addressed as follows:

          To the Company:  American Freightways Corporation
                           2200 Forward Drive
                           Harrison, Arkansas 722601
                           Attn: Frank Connor


          To the Parent:   FedEx Corporation
                           942 South Shady Grove Road
                           Memphis, TN 38120
                           Attn: Ken Masterson

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          To Executive:  ______________________
                         ______________________
                         ______________________


Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

     12.  Assignment.  This Agreement shall be binding upon and inure to the
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benefit of the heirs and representatives of Executive and the assigns and successors of the Company and the Parent, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company or the Parent, except that the Company or the Parent must assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company (or the Parent, as the case may be), and shall require such successor to assume expressly the obligations of the Company hereunder.

     13.  Entire Agreement; Modification.  This Agreement sets forth the entire
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understanding between the parties hereto regarding the subject matter contained herein. There are no terms, conditions, representations, warranties or covenants with respect to Executive's employment other than those contained herein. No term or provision of this Agreement may be amended, waived, released, discharged or otherwise modified in any respect except in writing and signed by the parties. No waiver of any breach or default shall constitute a waiver of any other breach or default, whether of the same or any other covenant or condition contained herein. A delay or failure to assert any right or breach of this Agreement shall not be deemed to be a waiver of such right or breach either with respect to that right or breach or any subsequent right or breach.

     15.  Survivorship.  The respective rights and obligations of the parties
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hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 15 are in addition to the survivorship provisions of any other section of this Agreement.

     16.  Separability.  If any provision of this Agreement shall be declared to
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be invalid or unenforceable,  in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     17.  Governing Law.  This Agreement shall be construed, interpreted and
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governed in accordance with the laws of the State of Arkansas, without reference to rules relating to conflicts of law.

     18.  Indemnification.  The Company shall continue to (i) indemnify
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Executive for any actions taken or omitted in his capacity as an officer and director of the Company and (ii) provide expense advances to Executive in connection therewith, in each case to the same extent

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as is provided by the Company to its officers and directors immediately prior to the execution of this Agreement. This obligation shall survive this Agreement.

     19.  Withholding.  The Company and the Parent shall be entitled to withhold
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from payment any amount of withholding required by law.

     20.  Counterparts.  This Agreement may be executed in two or more
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counterparts, each of which will be deemed an original.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.


                                    EXECUTIVE


                                    ____________________
                                    [Name]


                                    AMERICAN FREIGHTWAYS CORPORATION



                                    By:__________________

                                    Name:________________

                                    Title:_______________


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